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                                                   This filing is made pursuant
                                                   to Rule 424(b)(3) under
                                                   the Securities Act of
                                                   1933 in connection with
                                                   Registration No. 333-32800


                                                   ----------------------------

VESTIN MORTGAGE AND DM MORTGAGE
INVESTORS ANNOUNCE FUND RESULTS

June 1, 2001 -- Vestin Mortgage Inc., a subsidiary of Vestin Group Inc. (Nasdaq:
VSTN - news) and the manager of DM Mortgage Investors LLC (the "company"), today announced that as of May 31, 2001, the company has raised in excess of $94,740,000 and has funded 32 mortgage loans.

The average maturity of these loans was 12 months with an average interest rate of 13.82% per annum. The company distributed to its 1,582 unit holders a weighted average per annum interest rate yield of 13.57% for the month of May. For the five months ended May 31, 2001, the company distributed to its unit holders a weighted average per annum interest rate yield of 13.50%.

Vestin Group Inc., through the company's lending division, is one of the nation's largest private lenders. Its subsidiary, Vestin Mortgage, in a Las Vegas-based commercial mortgage broker. Vestin Mortgage has facilitated more than $530 million in the last three years in lending transactions.